Exhibit 99.1

News Release

One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035 503-684-7000	www.gbrx.com

For release: November 9, 2023, 6:00 a.m. EST	Contact:	Jack Isselmann, Media Relations
Justin Roberts, InvestorRelations
(503) 684-7000

Greenbrier Releases 2023 ESG Report

Pilot solar project provides 67,000kw hours per month

First-ever Inclusion, Diversity, Equity, Access and Leadership (IDEAL) summit convened

ISO 14001 certifications achieved at two additional facilities

Lake Oswego, Oregon, November 9, 2023 – The Greenbrier Companies, Inc. (NYSE:GBX) (“Greenbrier”) announced the release of its 2023 Environmental, Social and Governance (ESG) report, On Track Together. Greenbrier continues to progress on its ambitious ESG agenda. The 2023 report reviews Greenbrier’s 2021 materiality assessment to address stakeholders’ evolving values and priorities.

Greenbrier’s alignment with the Task Force on Climate-related Financial Disclosures (TCFD) framework continues with the company’s internal analysis to identify gaps in its approach. On Track Together also describes the state of the company’s assessment of climate-related physical and transition risks.

The report highlights new targets and key achievements from fiscal 2023 in accordance with its five core ESG pillars: (1) Safety & Quality, (2) People, (3) Environmental Sustainability, (4) Governance & Ethics, and (5) Communities.

Safety & Quality

In fiscal 2023, one railcar Manufacturing facility and eight Maintenance Services locations achieved at least one year without a recordable incident, another year of solid safety results. In addition, the company introduced a continuous improvement safety initiative, Dynamic Hand Safety. This program prioritizes the prevention of hand injuries, Greenbrier’s most prevalent safety incident.

People

Greenbrier reiterated its dedication to its workforce, including advancing its Inclusion, Diversity, Equity, Access and Leadership (IDEAL) commitment. Two new Employee Resource Groups were introduced, for a total of eight. Greenbrier’s first-ever IDEAL Summit brought leaders across the company together to identify successes, define improvement areas and set future objectives for DEI at the company.

Environment

Greenbrier has established a greenhouse gas reduction goal to reduce Scope 2 GHG emissions intensity by 20% per unit of output by 2027, based on its 2022 baseline. In fiscal 2023, a pilot solar power project began at Greenbrier Tlaxcala in Mexico. The production from the solar panel installation has a projected average energy savings of just over 67,000 kW-hours per month.

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Greenbrier Maxion in Brazil and three facilities in Romania obtained ISO 14001 certifications. Including Greenbrier Wagony Swidnica in Poland, Greenbrier has five ISO 14001-certified manufacturing facilities. These certifications result in part from Greenbrier’s comprehensive approach to its Environment, Health and Safety (EHS) programs.

Governance

After its annual meeting in January 2024, it is expected that Greenbrier’s Board diversity will increase with 33% ethnically diverse directors, up from 27%, and female Board composition at 44%, up from 36%. Added to this year’s review of Governance is an overview of Greenbrier’s work on cybersecurity, including training efforts to protect the company’s data and technology infrastructure.

Communities

Greenbrier donated $1 million in 2023 to support its local communities and nonprofits worldwide with scholarships, human services, environmental enhancement and disaster relief.

Lorie Tekorius, CEO & President said, “Greenbrier continually enhances our safety culture, invests in our people, and builds on our sustainability initiatives. In 2023, our ESG program has been bolstered by our Better Together strategy, which is creating positive connections and dialogue across Greenbrier and with our shareholders. ESG report audits, product enhancement initiatives, and sustainability projects have propelled us ahead. Today, we have adapted On Track Together to newly recognized reporting frameworks and consistently correlate it to best practices. Our commitments to advancing our ESG programs are ambitious and will continue.”

The report follows ESG disclosure frameworks, including TCFD, the Sustainability Accounting Standards Board (SASB), and the United Nations Sustainable Development Goals (UN SDGs).

On Track Together is available at https://www.gbrx.com/esg/

About Greenbrier

Greenbrier, headquartered in Lake Oswego, Oregon, is a leading international supplier of equipment and services to global freight transportation markets. Through its wholly-owned subsidiaries and joint ventures, Greenbrier designs, builds and markets freight railcars in North America, Europe and Brazil. We are a leading provider of freight railcar wheel services, parts, maintenance and retrofitting services in North America through our maintenance services business unit. Greenbrier owns a lease fleet of approximately 13,400 railcars that originate primarily from Greenbrier’s manufacturing operations. Greenbrier offers railcar management, regulatory compliance services and leasing services to railroads and other railcar owners in North America. Learn more about Greenbrier at www.gbrx.com.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release may contain forward-looking statements, including statements that are not purely statements of historical fact. Greenbrier uses words, and variations of words, such as “advance,” “believe,” “continue,” “define,” “enhance,” “estimate,” “expect,” “future,” “improve,” “increase,” “initiative,” “progress,” “project,” “provide,” “strategy,” “target,” “will,” and similar expressions to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the following: an economic downturn and economic uncertainty; inflation (including rising energy prices, interest rates, wages and other escalators) and policy reactions thereto (including actions by

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central banks); disruptions in the supply of materials and components used in the production of our products; the war in Ukraine and related events; and the COVID-19 pandemic, variants thereof, governmental reaction thereto, and related economic disruptions (including, among other factors, operations and supply disruptions and labor shortages). More information on potential factors that could cause our results to differ from our forward-looking statements is included in the Company’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic report on Form 10-K. Except as otherwise required by law, the Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof.

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